SOUTHERN COMPANY
                            PERFORMANCE DIVIDEND PLAN

                              Amended and Restated





                              TROUTMAN SANDERS LLP
                              Bank of America Plaza
                     600 Peachtree Street, N.E., Suite 5200
                             Atlanta, Georgia 30308
                                 (404) 885-3000

                           Effective December 11, 2000



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                                SOUTHERN COMPANY

                            PERFORMANCE DIVIDEND PLAN

                                    Purposes

         The purposes of the Southern Company Performance Dividend Plan are to provide a financial incentive which will focus the efforts of certain key employees on areas which will have a direct and significant influence on corporate performance and to provide the potential for levels of compensation which will enhance the Employing Companies' abilities to attract, retain and motivate such key employees. In order to achieve these objectives, the Plan will be based upon corporate performance as measured by total shareholder return or such other performance measure which the Committee may determine under the terms of the Plan. This Plan is intended to meet the requirements of Code Section 162(m) related to the deductibility of Awards paid to Participants subject thereto.

                                    ARTICLE I

                                   Definitions

         For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

         1.1 "Annual Dividend" shall mean the aggregate, annual dividend declared by Southern Company on Common Stock for the Plan Year in which an Award is made.

         1.2 "Award" shall mean the awards granted pursuant to Article IV hereof.

         1.3 "Board of Directors" shall mean the Board of Directors of Southern Company Services, Inc.

         1.4 "Change in Control Benefit Plan Determination Policy" shall mean the change in control benefit plan determination policy, as approved by the Board of Directors, as it may be amended from time to time in accordance with the provisions therein.

         1.5 "Committee" shall mean the Compensation Committee of the Board of Directors of Southern Company.

         1.6 "Common Stock" shall mean the common stock of Southern Company.

         1.7 "Computation Period" shall mean a four-year period commencing the first day of January of each year, provided, however, that the Computation Period for the first three years beginning in the year of the effective date of the Plan shall be one year, two years and three years, respectively, beginning January 1, 1997.

         1.8 "Employing Company" shall mean Southern Company Services, Inc., or any other affiliate or subsidiary (direct or indirect) of Southern Company, which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

         1.9 "Key Employee" shall mean any person who is or was employed by an Employing Company who has been granted Stock Options.

         1.10 Fair Market Value" shall mean the average of the high and low prices at which a share of Common Stock shall have been traded on the respective measurement date, such as the first and last days of a Computation Period or Restriction Period, or on the next preceding trading day if such date was not a trading date, as reported on the New York Stock Exchange Composite Transactions Listing, or as otherwise determined by the Committee. In no event shall the Fair Market Value equal less than the par value of the Common Stock.

         1.11 "Participant" shall mean a Key Employee who satisfies the criteria set forth in Article III.

         1.12 "Payment Date" shall mean the date the check evidencing an Award is endorsed by an authorized person of an Employing Company.

         1.13 "Peer Group Common Stock" shall mean the common stock of the Peer Group Companies.

         1.14 "Peer Group Companies" shall mean those companies considered part of the peer group of Southern Company for a Computation Period as determined and designated by the Committee and as set forth on a Schedule adopted by the Committee and provided to the Plan Administrator. The Committee shall establish the Peer Group Companies within the first ninety (90) days of a Computation Period. The Committee shall have the discretion to change the Peer Group Companies at any time during a Computation Period. The Committee shall also have the discretion to determine whether or not such change shall apply to Participants subject to the limitations of Section 162(m) of the Code.

         1.15 "Performance Based" shall mean compensation which qualifies as "performance based" within the meaning of Code Section 162(m)(4)(c) and the regulations thereunder.

         1.16 "Permanent Disability" shall mean such permanent disability as defined in The Southern Company Pension Plan.

         1.17 "Phantom Stock" shall mean phantom shares of Common Stock as defined by The Southern Company Deferred Compensation Plan.

         1.18 "Plan" shall mean the Southern Company Performance Dividend Plan.

         1.19 "Plan Year" shall mean the calendar year.

         1.20 "Restricted Stock Units" shall mean the number of shares of Common Stock deemed to have been awarded to a Participant at the end of a Computation Period for the purpose of providing the Participant with the opportunity to receive an Award which incorporates the appreciation on the Common Stock during the Restriction Period. The Award shall not be invested in actual Common Stock of the Company.

         1.21 "Restriction Period" shall mean the period during which the Restricted Stock Units are subject to employment restrictions as provided in
Section 4.3.

         1.22 "Retirement" shall mean the termination of employment with an Employing Company under the terms of The Southern Company Pension Plan or such other retirement or early retirement plan or arrangement which the Committee shall adopt and make available to a Participant.

         1.23     "Southern Company" shall mean The Southern Company.

         1.24 "Stock Option" shall mean those options to acquire Common Stock awarded to Participants pursuant to the Southern Company Performance Stock Plan, including, but not limited to, any nonqualified stock option which has been transferred to a Transferee. "Stock Option" shall also mean that portion of options to acquire Common Stock awarded to Participants pursuant to the Southern Company Executive Stock Plan attributable to additional shares of Common Stock granted to the Participant in the event of a spin-off of Southern Energy, Inc., from Southern Company. Notwithstanding the preceding sentence, "Stock Option" shall not mean that portion of options to acquire Common Stock awarded to the Participant under the Southern Company Executive Stock Plan attributable to grants of Common Stock awarded prior to 1997.

         1.25 "Termination for Cause" or "Cause" shall mean the termination of a Participant's employment by an Employing Company under any of the following circumstances:

                  (a) The Participant willfully neglects or refuses to discharge his or her duties to the Employing Company as an employee or refuses to comply with any lawful or reasonable instructions given to him or her by the Employing Company without reasonable excuse;

                  (b) The Participant is guilty of gross misconduct. For purposes of this Plan, the following acts shall constitute gross misconduct:

                           (i) any act involving fraud or dishonesty or breach
                  of appropriate regulations of competent authorities;

                           (ii) the carrying out of any activity or the making
                  of any statement which would prejudice and/or reduce the good name and standing of Southern Company or an Employing Company or would bring Southern Company or an Employing Company into contempt, ridicule or would reasonably shock or offend any community in which Southern Company or an Employing Company is located;

                           (iii) attendance at work in a state of intoxication
                  or otherwise being found in possession at his or her workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

                           (iv) assault or other act of violence against any
                  employee or other person during the course of the Participant's employment; and

                           (v) conviction of any felony or misdemeanor involving
                  moral turpitude.

         1.26 "Total Shareholder Return" or "TSR" shall mean the total amount an investor would receive by investing $100 per quarter in Common Stock or in Peer Group Common Stock, as the case may be, as determined by measuring the total dividends which would have been paid on such Common Stock or Peer Group Common Stock by reinvesting such dividends on a quarterly basis in additional shares of Common Stock or Peer Group Common Stock as the case may be and the total gain or loss on such Common Stock or Peer Group Common Stock as if such stock had been sold at the closing price on the last day of the respective Computation Period.

         1.27 "Transferee" shall mean the person, trust, partnership or limited liability company to whom or to which Stock Options have been transferred pursuant to Section 8.6 of the Southern Company Performance Stock Plan.

Where the context requires, words in the masculine gender shall include the feminine and neuter genders, words in the singular shall include the plural, and words in the plural shall include the singular.

                                   ARTICLE II

                              Plan Administration.

         2.1 Committee. The Plan shall be administered by the Committee. The Committee is authorized to establish such rules and to appoint such agents as it deems appropriate for the proper administration of the Plan, and to make such determinations and to take such steps in connection with the Plan or the benefits provided hereunder as it deems necessary or advisable.

         2.2 Plan Interpretation. The Committee shall have the exclusive authority to interpret the Plan. The decision of the Committee with respect to any question arising as to the grant of an Award to a Participant in the Plan, the amount, term, form, and time of payment of Awards under the Plan, or any other matter concerning the Plan shall be final, conclusive, and binding on both Southern Company and the Participants.

                                   ARTICLE III

                                  Participants

         3.1 Participation in the Plan shall be limited to Key Employees of the Employing Companies, or in the case of death, their estates or beneficiaries, holding Stock Options as of the last day of any Computation Period. Key Employees who do not hold Stock Options as of the last day of any Computation Period solely because such Stock Options have been transferred to a Transferee shall also participate in the Plan, provided the Transferee holds such Stock Options as of the last day of any Computation Period.

         3.2 Any Participant who terminates his or her employment with an Employing Company and who is not immediately re-employed with an affiliate of an Employing Company prior to the Payment Date of any Award due under this Plan for reasons other than death, Permanent Disability, or Retirement shall forfeit any Award due under this Plan. If a Participant terminates his or her employment by reason of death or Permanent Disability, such Participant or his or her estate or representative shall continue to be eligible to receive Awards with respect to any Stock Options which remain outstanding in accordance with their terms. If a Participant terminates his or her employment by reason of Retirement, such Participant shall continue to be eligible to receive Awards with respect to any Stock Options which remain outstanding in accordance with their terms for the Computation Period ending during the year of his or her Retirement and the next two (2) succeeding Computation Periods.

         3.3 Notwithstanding any other provision of this Plan, no Participant whose employment is terminated by an Employing Company for Cause shall be eligible to receive an Award under this Plan.

         3.4 Notwithstanding any other provision of this Plan, the maximum Award for any Plan Year payable to any Participant with respect to Stock Options awarded during such Plan Year shall be six million dollars ($6,000,000).

         3.5 In the case of an individual who becomes a Participant subsequent to January 1, 2000, such Participant shall participate in the Computation Period that ends during the year that he is hired and in each Computation Period thereafter. A new four-year measuring period shall begin each year in order to recognize the need to link objectives over longer periods of time, to recognize changes in the operating environment, and to encourage Participants to make long-term decisions.

                                   ARTICLE IV

                           Performance Dividend Award

         4.1 Each Participant shall receive an Award on the last day of each Computation Period which shall be based upon the number of vested and unvested, outstanding Stock Options held by the Participant or the Transferee on the last day of such Computation Period multiplied by the Annual Dividend multiplied by the Payout Percentage determined in accordance with the following schedule:

Percentile of Southern TSR                     Payout Percentage
  Versus Peer Group TSR

      90th and above                                 100%
           70th                                       75%
           50th                                       50%
           30th                                       25%
        Below 30th                                    0%

The Payout Percentage for performance levels falling between the percentiles listed above shall be interpolated on a straight line basis for any given Plan Year. The Committee may also increase the Payout Percentage by up to a factor of two (2) with respect to such Participants and under such circumstances as the Committee in its discretion shall deem appropriate. The Committee may in its sole discretion change the Payout Percentage during a Computation Period if it deems such change appropriate. The Committee may also in its sole discretion determine whether such change to the Payout Percentage applies to Participants subject to the limitations of Section 162(m) of the Code.

         4.2 The Payout Percentage set forth herein shall be based on Southern Company's Total Shareholder Return during a Computation Period as compared to the Total Shareholder Return ranking of the Peer Group Companies for such Computation Period. The Total Shareholder Return of the Peer Group Companies shall be determined annually by an independent certified public accountant and shall be properly adjusted and annualized by such accountant so that the Peer Group Companies' Total Shareholder Return may be accurately compared to that of Southern Company.

         4.3 If the Committee has increased the Payout Percentage by up to a factor of two (2) for an Award to a Participant under Section 4.1 of the Plan, the amount of such Award in excess of one hundred percent (100%) of the Annual Dividend shall be converted into Restricted Stock Units using the Fair Market Value of the Common Stock on the last day of the Computation Period. The Restricted Stock Units shall not be paid to the Participant at the end of the Computation Period and shall, instead, be subject to a Restriction Period determined by the Committee. Unless determined otherwise by the Committee, in the event the employment of a Participant is terminated by reason of Death, Permanent Disability, or Retirement during the Restriction Period, the Participant (or his estate or representative) shall receive an immediate cash payment equal to the number of Restricted Stock Units held by the Participant multiplied times the Fair Market Value of the Common Stock on the date of death, Permanent Disability or Retirement, whichever applicable. In the event that a Participant's employment terminates for any reason other than Death, Permanent Disability or Retirement during the Restriction Period, all Restricted Stock Units shall be immediately forfeited by the Participant to the Company unless determined otherwise by the Committee. At the end of the Restriction Period, the Restricted Stock Units shall be converted into cash using the Fair Market Value of the Common Stock on the last day of the Restriction Period and shall be paid in accordance with Section 4.5.

         If the Committee so determines, the Participant shall also be awarded an amount equal to the Annual Dividend (payable during the Restriction Period) multiplied times the number of Restricted Stock Units held by the Participant. Such additional amount shall be subject to the same restrictions, forfeiture provisions and payout provisions as the Restricted Stock Units as determined by the Committee.

         4.4 Notwithstanding the above provisions, an Award shall not be granted for any Computation Period ending with the Plan Year in which the current earnings of Southern Company are less than the amount necessary to fund dividends on its Common Stock at the rate such dividends were paid for the immediately preceding Plan Year.

         4.5 Awards shall be paid in cash on or before the 15th day of the third month following the last day of the Computation Period or Restriction Period, whichever applicable, or, with respect to those Participants who are otherwise eligible to participate in the Southern Company Deferred Compensation Plan, may be deferred by exercising an option to do so no later than 12 months before any amount would otherwise be distributed pursuant to this Section 4.5. Notwithstanding the above 12 month limitation, a new Participant in the Plan shall be eligible to elect to defer the receipt of any Award during the first deferral election period established by the Company that follows the date he first becomes eligible to participate in the Plan. If an election is made to defer the receipt of the amount of any Award, such amount shall be deemed to be invested in Phantom Stock. Dividend equivalents earned on such Phantom Stock shall be automatically invested in additional shares of Phantom Stock.

                                    ARTICLE V

                                Change in Control

         The provisions of the Change in Control Benefit Plan Determination Policy are incorporated herein by reference to determine the occurrence of a change in control of Southern Company or an Employing Company and the benefits to be provided hereunder in the event of such a change in control. Any modifications to the Change in Control Benefit Plan Determination Policy are likewise incorporated herein.

                                   ARTICLE VI

                            Miscellaneous Provisions

         6.1 Neither the Participant, his or her beneficiary, nor his or her personal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments under this Plan shall be void and have no effect.

         6.2 An Employing Company shall neither reserve nor otherwise set aside funds for the payments of any Awards under this Plan.

         6.3 Except for the provisions of Article V, which may not be amended, modified or terminated following a "Southern Change in Control," a "Subsidiary Change in Control" or a "Southern Termination" (as such terms are defined in the Change in Control Benefit Plan Determination Policy), the Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to payments which have accrued under the Plan prior to such amendment, modification, or termination.

         6.4 It is expressly understood and agreed that Awards made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he or she may be eligible, whether funded or unfunded, by reason of his or her employment with an Employing Company.

         6.5 There shall be deducted from the payment of each Award under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by an Employing Company to such governmental authority for the account of the person entitled to such distribution.

         6.6 Any Awards paid to a Participant while employed by an Employing Company shall not be considered in the calculation of the Participant's benefits under any other employee welfare or pension benefit plan maintained by an Employing Company, unless otherwise specifically provided therein.

         6.7 This Plan, and all rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, Southern Company Services, Inc., through its duly authorized officers, hereby adopts the Southern Company Performance Dividend Plan this ____ day of _____________, ____, to be effective December 11, 2000.

                                   SOUTHERN COMPANY SERVICES, INC.

                                   By:
                                      ----------------------------------

                                   Its:
                                       ---------------------------------
Attest:

By:
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Its:
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